Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 4, 2005 (except for the first paragraph of Note A and the fourth paragraph of Note O, as to which date is November 9, 2005), in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-127375) and related Prospectus of Clear Channel Outdoor Holdings, Inc.
/s/ Ernst & Young LLP
San Antonio, Texas
November 9, 2005